Exhibit 10.30

UNITY BIOTECHNOLOGY, INC.

AMENDMENT TO
EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into effective as of March 9, 2020 (the “Effective Date”), by and between Unity Biotechnology, Inc., a Delaware corporation (“Company”) and Daniel G. Marquess (“Executive”).

WHEREAS, the Company and Executive are parties to that certain Employment Agreement dated as of January 29, 2018 (the “Agreement”), which sets forth the terms of Executive’s employment with the Company;

WHEREAS, the Company and Executive desire to amend the Agreement, as set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and conditions herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive hereby agree as follows, effective as of the Effective Date.

1.The reference to “Section 6(b)(iii)” in the last sentence of Section 4(c) of the Agreement is hereby deleted and replaced with “Section 6(b)(ii)(C)”.

2.Section 6(b) of the Agreement is hereby deleted and replaced in its entirety with the following:

“(b)Severance Payments upon Termination Without Cause or For Good Reason.

(i)Termination Other than During a Change in Control Period.  If, during the Term of Employment but outside the period beginning three months prior to and ending 18 months following a Change in Control (such period, a “Change in Control Period”), Executive’s employment is terminated by the Company without Cause or Executive resigns for Good Reason, then, in addition to the payments and benefits described in Section 6(a) above and subject to Executive’s delivery to the Company of a waiver and release of claims agreement in a form approved by the Company that becomes effective and irrevocable in accordance with Section 11(d) hereof (a “Release”):

(A)During the nine-month period commencing on the Date of Termination (the “Severance Period”), the Company shall continue to pay Executive the Executive’s Annual Base Salary, such payment to be made in accordance with the Company’s regular payroll procedures, with the first such installment to occur on the first payroll date following the date the Release becomes effective and irrevocable or as otherwise provided in Section 11(d) hereof and inclusive of any installments that would have been made had the Release been immediately effective and irrevocable.

(B)During the period commencing on the Date of Termination and ending on the last day of the Severance Period or, if earlier, the date on which Executive becomes eligible for comparable replacement coverage under a subsequent employer’s group health plan (in any case, the “COBRA Period”), subject to Executive’s valid election to continue healthcare coverage under Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations thereunder, the Company shall, in its sole discretion, either (x) continue to provide to Executive and Executive’s dependents, at the Company’s sole expense, or (y) reimburse Executive and Executive’s dependents for coverage under its group health plan (if any) at the same levels in effect on the Date of Termination; provided, however, that if (1) any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the continuation coverage period to be, exempt from the application of Section 409A under Treasury Regulation Section 1.409A-1(a)(5), (2) the Company is otherwise unable to continue to cover Executive or Executive’s dependents under its group health plans, or (3) the Company cannot provide the benefit without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then, in any such case, an amount equal to each remaining Company subsidy shall thereafter be paid to Executive in substantially equal monthly installments over the COBRA Period (or remaining portion thereof).

(ii)Termination During a Change in Control Period.  If, during the Term of Employment and during a Change in Control Period, Executive’s employment is terminated by the Company without Cause or Executive resigns for Good Reason, then, in addition to the payments and benefits described in Section 6(a) above and subject to Executive’s delivery to the Company of a Release that becomes effective and irrevocable in accordance with Section 11(d) hereof:

(A)The Company shall pay to Executive an amount equal to the sum of (i) Executive’s Annual Base Salary and (ii) Executive’s target Annual Bonus.  Such amount will be subject to applicable withholdings and payable in a single lump sum cash payment on the first regular payroll date following the date the Release becomes effective and irrevocable or as otherwise provided in Section 11(d) hereof.

(B)During the period commencing on the Date of Termination and ending on the first anniversary thereof or, if earlier, the date on which Executive becomes eligible for comparable replacement coverage under a subsequent employer’s group health plan (in any case, the “CiC COBRA Period”), subject to Executive’s valid election to continue healthcare coverage under Section 4980B of the Code and the regulations thereunder, the Company shall, in its sole discretion, either (x) continue to provide to Executive and Executive’s dependents, at the Company’s sole expense, or (y) reimburse Executive and Executive’s dependents for coverage under its group health plan (if any) at the same levels in effect on the Date of Termination; provided, however, that if (1) any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the continuation coverage period to be, exempt from the application of Section 409A under Treasury Regulation Section 1.409A-1(a)(5), (2) the Company is otherwise unable to continue to cover Executive or Executive’s dependents under its group health plans, or (3) the Company cannot provide the benefit without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then, in any such case, an amount equal to each remaining Company subsidy shall thereafter be paid to Executive in substantially equal monthly installments over the CiC COBRA Period (or remaining portion thereof).

(C)The Company shall cause any unvested equity awards, including any stock options, restricted stock awards and any such awards subject to performance-based vesting, held by Executive as of the Date of Termination, to become fully vested and, if applicable, exercisable, and cause all restrictions and rights of repurchase on such awards to lapse with respect to all of the shares of the Company’s Common Stock subject thereto.”

3.Counterparts.  This Amendment may be executed in one or more facsimile, electronic or original counterparts, each of which shall be deemed an original and both of which together shall constitute the same instrument.

4.Ratification.  All terms and provisions of the Agreement not amended hereby, either expressly or by necessary implication, shall remain in full force and effect.  The Agreement, as hereby amended, and any attachments thereto, constitute the entire agreement between the parties with respect to their subject matter and supersede all prior agreements, arrangements, dealings or writings between the parties, and from and after the date of this Amendment, all references to the term “Agreement” in this Amendment or the original Agreement shall include the terms contained in this Amendment.

IN WITNESS WHEREOF, this Amendment to Employment Agreement has been duly executed by or on behalf of the parties hereto as of the Effective Date.

UNITY BIOTECHNOLOGY, INC.
By:/s/ Keith R. Leonard Jr. Name: Keith R. Leonard Jr. Title: Chief Executive Officer
EXECUTIVE
By:/s/ Daniel G. Marquess Name: Daniel G. Marquess